Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

CUE BIOPHARMA, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends and restates Section 3.01 of this corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

SECTION 3.01. Amount: The total number of shares which the Corporation has authority to issue is 110,000,000 shares, consisting of: 10,000,000 shares designated as Preferred Stock, par value of $0.001 per share (“Preferred Stock”), and 100,000,000 shares designated as Common Stock, par value of $0.001 per share (“Common Stock”).

SECOND:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of July, 2020.

CUE BIOPHARMA, INC.

By:	/s/ Daniel R. Passeri
Daniel R. Passeri, Chief Executive Officer